EXHIBIT  99.1

PRESS RELEASE

DIASYS CORPORATION ANNOUNCES SETTLEMENT OF ARBITRATION WITH FORMER CO-FOUNDER CHIEF EXECUTIVE OFFICER.

Waterbury, CT., July 19, 2004 - DiaSys Corporation, a global healthcare products company today announced the settlement of pending arbitration with its former Chief Executive Officer, Todd DeMatteo. Mr. DeMatteo had claimed entitlement to certain payments under his former Employment Agreement with DiaSys Corporation.

The principal terms of the settlement call for an initial payment of $200,000 plus $78,000 in legal and arbitration fees to be paid by August 14, 2004 and a final payment of $200,000 by September 14, 2004. The parties have exchanged mutual releases. Mr. DeMatteo releases DiaSys Corporation from all claims arising out of his employment and releases all liens on DiaSys Corporation property that were placed on it by the $575,000 Pre-Judgment Remedy issued in November 2003. Additionally, Mr. DeMatteo has agreed not to compete with DiaSys Corporation for a period of two years from the settlement date.

DiaSys Corporation designs, develops, manufactures and distributes proprietary medical laboratory equipment, consumables and infectious disease test-kits to healthcare & veterinary laboratories worldwide. Headquartered in Waterbury, Connecticut USA, the Company operates in Europe through its wholly owned subsidiary based in Wokingham, England and in Pacific Asia through its strategic business partner located in Guangzhou, China. DiaSys, Parasep and Urisep are registered trademarks of DiaSys Corporation.

This press release contains forward-looking statements within the meaning of, and made pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to materially differ from those expressed or implied by such forward looking statements. DiaSys refers interested parties to its most recent Annual Report on Form 10-KSB and other SEC filings for a complete description of, and discussions about, the Company.